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                                                             EXHIBIT 10(f)

                               LICENSE AGREEMENT

     This Agreement is entered into between the Agricultural Research Service, an agency of the United States Department of Agriculture (hereinafter referred to as "ARS") and Neogen Corporation, a Michigan corporation having offices at 600 Lesher Place, Lansing, Michigan (hereinafter referred to as "NEOGEN").

     WHEREAS, The United States Department of Agriculture has sponsored research to develop a hybridoma which produces monoclonal antibodies which recognize salinomycin and has received by assignment certain valuable patent rights thereon in the United States; and

     WHEREAS, ARS desires, in the public interest, that the subject invention be perfected, marketed, and practiced so that the benefits are readily available for widest possible utilization in the shortest time possible; and

     WHEREAS, NEOGEN represents that it has the facilities, personnel and expertise and is willing to expend reasonable efforts to bring the invention to the point of practical application and to make the invention available to the public;

     NOW THEREFORE, in consideration of the foregoing and pursuant to 35 USC 207 and 37 CFR 404 and the mutual promises and obligations hereinafter set forth, ARS and NEOGEN, intending to be legally bound, agree as follows:




                                   ARTICLE I
                                  DEFINITIONS

     1.1 Licensed Patent shall mean U.S.S.N. 08/081,591, "Monoclonal Antibodies to Salinomycin and Method for Detecting the Same" filed on June 23, 1993, and any U.S. patent which issues therefrom, including all continuations, divisions, reissues, renewals, reexaminations and extensions of such patent, and including any continuations-in-part, provided that such continuations-in-part are not directed to subject matter discovered subsequent to the filing of the above referenced patent application.

     1.2 Licensed Products shall mean the monoclonal antibodies encompassed within the scope of the claims of the Licensed Patent and any immunoassay kit which incorporates such monoclonal antibodies.

     1.3 Net Sales shall mean the gross sales of Licensed Products by NEOGEN to an independent third party less the sum of the following:

          (a) discounts, in amounts customary in the trade, for quantity purchases, cash payments, wholesalers, and distributors;

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          (b)  amounts repaid or credited by reason of rejection or returns; and

          (c) any freight or other transportation costs, insurance, duties, tariffs and sales and excise taxes based directly on sales or turnover or delivery of material produced under this Agreement.

No deductions shall be made for commissions paid to sales persons or agents or for the cost of collections. Licensed Products produced by NEOGEN for its own use shall be included for the purposes of computing Net Sales, except such Licensed Products used for non-revenue producing activity such as promotional items or market trials. Licensed Products shall be considered sold when billed or invoiced.

     1.4 Effective Date shall mean the later date on which this Agreement is executed by a party to the Agreement.

                                   ARTICLE II
                                     GRANT

     2.1 ARS hereby grants to NEOGEN, subject to the terms and conditions herein, a worldwide exclusive license under the Licensed Patent to make, have made, use, and sell Licensed Products for the term of this Agreement.

     2.2 ARS hereby grants to NEOGEN the right to grant sublicenses to nonaffiliated companies subject to the provisions of this Agreement and to the prior submission to and approval by ARS of the proposed sublicense, which approval shall not be unreasonably withheld. All sublicenses shall make reference to this Agreement, including the rights retained by the U.S. Government in accordance with the provisions of Article III below. NEOGEN will provide ARS with a copy of all sublicense agreements.



                                  ARTICLE III
                             RESERVATION OF RIGHTS

     3.1 The licenses granted in Article II above are subject to the reservation by ARS of an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of the Licensed Patent throughout the world by or on behalf of the U.S. Government, and on behalf of any foreign government pursuant to any existing or future treaty or agreement to which the United States is a signatory, including the right to engage in research, either alone or with one or more third parties, on inventions covered by the Licensed Patent.

     3.2 ARS reserves the right to require NEOGEN to grant sublicenses to responsible applicants, on reasonable terms, when necessary to fulfill health or safety needs.



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                                   ARTICLE IV
                         FEES, ROYALTIES, AND PAYMENTS

     4.1 Upon execution of this Agreement, NEOGEN shall pay to ARS an execution fee of Two Thousand Five Hundred Dollars ($2,500), no part of which shall be refunded for any reason. Payment of such fee shall be due within thirty (30) days of the Effective Date.

     4.2 NEOGEN shall pay to ARS an annual license maintenance fee of Two Thousand Dollars ($2,000), no part of which shall be refunded for any reason. The annual maintenance fee shall be due on March 1 of each calendar year. The first annual maintenance fee shall be due March 1, 1995. The annual license maintenance fee paid by NEOGEN for any given calendar year shall be a credit against royalties owed during that calendar year, in accordance with the provisions of Paragraph 4.4 below.

     4.3 Should the costs to ARS for prosecuting and maintaining the Licensed Patent exceed the annual license maintenance fee received from NEOGEN in any
calendar year, NEOGEN shall   pay the difference between such costs and the
annual license maintenance fee, provided that ARS shall first notify NEOGEN of any such costs. Should NEOGEN decline to pay any such costs, ARS may terminate the Agreement in accordance with the provisions of Article VII below. ARS shall keep NEOGEN advised as to the status of the prosecution of the Licensed Patent. NEOGEN shall be entitled to review all actions undertaken in the prosecution of the Licensed Patent and shall be given the opportunity to make reasonable requests as to the conduct of such prosecution, provided that all such requests are made in writing to ARS.

     4.4 NEOGEN shall pay ARS royalties of three percent (3 %) on the Net Sales of Licensed Products by NEOGEN. Royalties shall be due and payable upon submission of each royalty report, submitted twice a year in accordance with the provisions of Article V below.

     4.5 Within thirty (30) days after entering into any sublicense agreement as provided in Paragraph 2.2 above, NEOGEN shall pay to ARS fifty percent (50%) of any lump sum payment or fee paid by a sublicensee upon execution of a sublicense agreement. Within thirty (30) days of receipt, NEOGEN shall pay to ARS fifty percent (50%) of any subsequent lump sum payment, fee, or other income received by NEOGEN from a sublicensee pursuant to a sublicense agreement.

     4.6 NEOGEN shall pay to ARS fifty percent (50%) of the royalties paid by each sublicensee to NEOGEN on the Net Sales of Licensed Products by such sublicensee pursuant to a sublicense agreement.


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     4.7  All payments due ARS under this Article IV shall be payable in United
States dollars for the account of USDA/Agricultural Research Service, License No. 08/081,591 001. All checks and bank drafts shall be drawn on United States banks. Any payment not received by ARS by the due date shall be subject to a late payment charge of one percent (1%) of the amount due, compounded on the first day of each month following the due date of such late payment. Conversion of foreign currency to United States dollars shall be made on the last business day of the applicable reporting period for the purchase of United States dollar bank wire transfers for settlement of such payment obligations. Any and all loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion of other currency to United States dollars shall be paid entirely by NEOGEN.



                                   ARTICLE V
                              REPORTS AND RECORDS

     5.1 NEOGEN shall provide written annual reports within sixty (60) days of the end of each calendar year detailing progress being made to bring the Licensed Patent to practical application. No further annual progress reports will be required after notification of the first commercial sale of Licensed Products unless otherwise requested by ARS.

     5.2 NEOGEN shall submit to ARS within sixty (60) days after each calendar half year ending June 30th and December 3 1st, reports setting forth for the preceding six (6) month period the amount of Licensed Products made, used, or sold or otherwise disposed of by NEOGEN, and its sublicensees, the Net Sales thereof and the royalties due pursuant to Paragraph 4.4 above. The report shall include an itemized accounting of the number of units of Licensed Products sold, price per unit, and each deduction taken from the gross sales for the purpose of calculating Net Sales. A written report shall be due for each reporting period whether or not any royalties are due to ARS.

     5.3 NEOGEN, and its sublicensees, shall keep accurate and complete records as are required for the determination of royalties owed to ARS pursuant to this Agreement. Such records shall be retained for at least five (5) years following a given reporting period. Upon reasonable notice and at the expense of ARS, such records shall be available during normal business hours for inspection by an accountant selected by ARS and approved by NEOGEN for the sole purpose of verifying reports and payments hereunder. Such accountant shall not disclose to ARS any information other than information relating to the accuracy of reports and payments made under this Agreement.



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                                   ARTICLE VI
                              LICENSEE PERFORMANCE

     6.1 NEOGEN shall expend reasonable efforts and resources to carry out the development and marketing plan submitted with NEOGEN's application for a license and to bring the Licensed Patent to the point of practical application as defined in Title 37 of the Code of Federal Regulations, Section 404.3(d). NEOGEN shall offer Licensed Products for sale within one (1) year of the Effective Date of this Agreement unless this period is extended by mutual agreement of the parties. ARS shall not unreasonably withhold approval of any request by NEOGEN to extend this period if such request is supported by evidence of reasonable efforts by NEOGEN to bring the Licensed Patent to practical application, including any reasonable and diligent application for regulatory approvals required by any U.S. Government agency.

     6.2 NEOGEN shall notify ARS in writing within fifteen (15) days after the first commercial sale of a Licensed Product by NEOGEN, or its sublicensees.

     6.3 NEOGEN agrees that Licensed Products sold or otherwise disposed of in the United States by NEOGEN, or its sublicensees, shall be manufactured substantially in the United States.

     6.4 After bringing the Licensed Patent to the point of practical application in the United States, NEOGEN agrees to keep Licensed Products reasonably available to the United States public during the term of this Agreement.


                                  ARTICLE VII
                    DURATION, MODIFICATION, AND TERMINATION

     7.1 This Agreement shall commence on the Effective Date and, unless sooner terminated as provided under this Article VII, shall remain in effect until the expiration of the last to expire Licensed Patent.

     7.2 This Agreement may be modified or terminated by ARS subject to the provisions of Paragraphs 7.3 and 12.4 below if it is determined that any one of the following has occurred:

          (a) NEOGEN, or its sublicensees, fails to meet the obligations set forth in Article VI above;

          (b) Such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of the license and such requirements are not reasonably satisfied by NEOGEN, or one of its sublicensees;

          (c) NEOGEN has willfully made a false statement or willfully omitted a material fact in the license application or in any report required by this Agreement;



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          (d)  NEOGEN, or its sublicensees, commits a substantial breach of a covenant or agreement contained in this Agreement;

          (e) NEOGEN is adjudged bankrupt or has its assets placed in the hands of a receiver or makes any assignment or other accommodation for the benefit of creditors; or

          (f)  NEOGEN, or its sublicensees, misuses the Licensed Patent.

     7.3 Prior to modification or termination of this Agreement, ARS shall furnish NEOGEN and any sublicensees of record a written notice of intention to modify or terminate, and NEOGEN and any notified sublicensee shall be allowed thirty (30) days after the date of receipt of such notice to remedy any breach or default of any covenant or agreement of this Agreement or to show cause why this Agreement should not be modified or terminated.

     7.4 NEOGEN may terminate this Agreement at any time upon ninety (90) days written notice to ARS. If NEOGEN terminates this Agreement in accordance with the provisions of this Paragraph 7.4, NEOGEN shall provide ARS with all technical data regarding the Licensed Patent generated by NEOGEN after the Effective Date, and ARS shall be free to disclose such data to any third party.

     7.5  Upon termination of this Agreement, all sums due to ARS pursuant to
Article IV hereunder shall become immediately payable. In all other respects, the rights and obligations of the parties hereto concerning the Licensed Patent included in such termination shall cease as of the effective date of such termination. NEOGEN may, however, within a reasonable time after the date of such termination, sell all Licensed Products completed and in inventory provided that royalties are paid on any such sales in accordance with the provisions of
Article IV.

     7.6 In the event of termination of this Agreement, any sublicense of record granted pursuant to Paragraph 2.2 may, at the sublicensee's option, either be converted to a license directly between sublicensee and ARS or be terminated.


                                  ARTICLE VIII
                               Patent Enforcement



     8.1 The U.S. Government is not obligated to enforce the Licensed Patent against infringers. NEOGEN shall continue to pay maintenance and royalty fees accruing to the Government until such time as this Agreement is terminated by either party, even if the Government elects not to enforce the Licensed Patent against infringers.


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     8.2  NEOGEN is granted the first option at its own expense, in its own name, to enforce the Licensed Patent against a specific party who may be infringing the Licensed Patent, subject to the following conditions:

          (a) The right of enforcement granted under this Paragraph 8.2 shall constitute the rights provided under Title 35, Chapter 29, of the U.S. Code.

          (b) If NEOGEN elects the option against a specific party, the Government shall not be entitled to bring an enforcement action against such party except if it chooses to join with NEOGEN.

          (c) If NEOGEN submits a written request to elect the option against a specific party, ARS must approve the election before NEOGEN may bring an enforcement action against such party.

                    (i) If ARS does not approve the election, and can not reasonably establish non-infringement, within ninety (90) days of NEOGEN's request for approval, NEOGEN shall not be obligated to pay royalties or fees that begin to accrue at the end of the ninety day period.

                    (ii) If ARS grants approval after the end of the ninety day period, NEOGEN shall be obligated to pay royalties and fees that accrue beginning with the day of subsequent approval, but shall not be obligated to pay royalties or fees that previously accrued during the time extending from the end of the ninety day period to the day of subsequent approval.

          (d) If ARS requests in writing that NEOGEN decide whether to elect the option against a specific party, NEOGEN shall submit its decision within sixty (60) days of the date of request. In the absence of a written response during the sixty day period, ARS may enforce the Licensed Patent without NEOGEN.

     8.3 The following conditions apply to court awards and sublicensing fees as to the Licensed Patent, if NEOGEN elects the enforcement option against a specific party:

          (a) NEOGEN is not required to share, with ARS, court awards from such party, but is required to share sublicensing royalty fees from such party other than as awarded by a court.

          (b) NEOGEN's attorney's fees for attempting to sublicense or enforce the Licensed Patent(s) against a specific party may be deducted from payments due to ARS under a sublicense to such party, provided that such attorney's fees are not



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               recouped as part of a court award for infringement of the
               Licensed Patent by such party, and provided that any such deductions do not exceed fifty percent (50%) of the payments due to ARS during any single reporting period.

     8.4 In the absence of prior written consent from ARS, NEOGEN shall not be entitled to waive any rights in the Licensed Patent as part of an agreement with a party who may be infringing the Licensed Patent.


                                   ARTICLE IX
                         MARKINGS AND NON-USE OF NAMES

     9.1 NEOGEN, and its sublicensees, shall mark Licensed Products or packages containing Licensed Products with all applicable patent numbers.

     9.2 NEOGEN shall not use the name of the U.S. Government, the name of any department or agency of the U.S. Government, the name of any U.S. Government employee, or any adaptation of the above in any promotional activity without prior written approval from ARS.


                                   ARTICLE X
                         REPRESENTATIONS AND WARRANTIES

     10.1 ARS represents and warrants that the entire right, title and interest in the Licensed Patent has been assigned to the United States of America as represented by the Secretary of Agriculture and that ARS has the authority to issue licenses under the Licensed Patent.

     10.2 ARS does not warrant the patentability or validity of the Licensed Patent and makes no representations whatsoever with regard to the scope of the Licensed Patent or that such Licensed Patent may be exploited without infringing other patents.


                                   ARTICLE XI
                   PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

     Written notices and reports required to be given under this Agreement, and submission of execution and maintenance fees and royalties, shall be mailed by first class mail, postage prepaid and addressed as follows:



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            If to ARS:

                  Coordinator, National Patent Program
                  USDA, ARS, Office of Technology Transfer
                  Building 005, BARC-West
                  Beltsville, Maryland 20705-2350

            If to NEOGEN:

                  President
                  Neogen Corporation
                  620 Lesher Place
                  Lansing, Michigan 48912


                                  ARTICLE XII
                               GENERAL PROVISIONS

     12.1 This Agreement shall not be transferred or assigned by NEOGEN to any party other than to a successor or assignee of the entire business interest of NEOGEN relating to the Licensed Patent. NEOGEN shall notify ARS in writing prior to any such transfer or assignment.

     12.2 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the United States as interpreted and applied by the Federal courts in the District of Columbia.

     12.3 Neither party may waive or release any of its rights or interest in this Agreement except in writing. The failure of a party to assert a right hereunder or to insist on compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     12.4 The parties shall make every reasonable effort to resolve amicably any dispute concerning a question of fact arising under this Agreement. Any disputes not settled amicably between the parties concerning a question of fact arising under this Agreement shall be decided by the Assistant Administrator for Technology Transfer, ARS, who shall reduce his decision to writing and mail or otherwise furnish a copy thereof to NEOGEN. Any decision of the Assistant Administrator, ARS, whether it be a question of fact, or to modify or terminate this Agreement, may be appealed to the Administrator, ARS, whose decision shall be administratively final and conclusive. Pending final decision of a dispute hereunder, NEOGEN shall proceed diligently with the performance of its obligations under this Agreement.



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     12.5 This Agreement constitutes the entire agreement and understanding between the parties, and neither party shall be obligated by any condition, promise or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.


FOR THE UNITED STATES DEPARTMENT OF AGRICULTURE, AGRICULTURAL RESEARCH SERVICE:


W.H. Tallent                                        5/26/94
- ----------------------------------                  ----------------------
Signature                                           Date


W. H. TALLENT
Assistant Administrator, Agricultural Research Service, USDA



FOR NEOGEN CORPORATION:


Brinton M. Miller, Ph.D.                            June 29, 1994
- ----------------------------------                  ----------------------
Signature                                           Date


Name:   BRINTON M. MILLER, Ph.D.
     -------------------------------------

Title:  Vice President, Scientific Affairs
       -----------------------------------



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